For immediate release                                                         Contact: Jennifer Clippinger
April 2, 2007                                                                    CommunityBanks
                                                                              717.920.5838

Community Banks, Inc. Consummates Mergers

Harrisburg, PA - Community Banks, Inc. (Nasdaq: CMTY) announced completion of the mergers with East Prospect State Bank and BUCS Financial Corp (OTC Bulletin Board: BUCS), effective April 1, 2007.

East Prospect State Bank has one banking office in East Prospect, Pennsylvania and over $57 million in total assets. East Prospect's banking office will become a part of CommunityBanks York Region and its twenty-first office in York County.

BUCS Financial Corp, a bank holding company with approximately $149 million in assets and four banking offices, is headquartered in Owings Mills, Maryland. Herbert J. Moltzan, previous President and CEO of BUCS, will become the President of Community's new Central Maryland Region, which includes the four BUCS banking offices, as well as two banking offices Community currently operates in Carroll County, Maryland.

With these mergers, CommunityBanks has committed $200,000 to support various local organizations in the East Prospect area, as well as Baltimore, Carroll, and Howard Counties in Maryland.

CommunityBanks, bank subsidiary of Community Banks, Inc., operates 80 banking offices throughout central and eastern Pennsylvania and northern Maryland. In addition to banking services, CommunityBanks offers complete insurance, investment, trust & asset management and title & settlement services. CommunityBanks Insurance Services, LLC is a wholly owned subsidiary of CommunityBanks.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.